Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements (Form S-8 No. 333-57645 and No. 333-113721) pertaining to the Stock Incentive Plan (1998) of Toll Brothers, Inc.,

2.	Registration Statement (Form S-8 No. 333-143367) pertaining to the Stock Incentive Plan for Employees (2007) of Toll Brothers, Inc., as amended,

3.	Registration Statement (Form S-8 No. 333-144230) pertaining to the Stock Incentive Plan for Non-Employee Directors (2007) of Toll Brothers, Inc., as amended,

4.	Registration Statement (Form S-8 No. 333-148362) pertaining to the Employee Stock Purchase Plan of Toll Brothers, Inc.,

5.
Registration Statement (Form S-3 No. 333-178130) of Toll Brothers, Inc., Toll Corp., First Huntingdon Finance Corp., Toll Brothers Finance Corp., Toll Finance Corp. and the additional registrants named therein, and in the related Prospectus,

6.
Registration Statement (Form S-4 No. 333-179380) of Toll Brothers, Inc. Toll Corp., First Huntingdon Finance Corp., Toll Brothers Finance Corp., and the additional registrants named therein and in the related Prospectus, and

7.	Registration Statement (Form S-8 No. 333-194533) pertaining to the Toll Brothers, Inc. Stock Incentive Plan for Employees (2014);

of our reports dated December 23, 2014 with respect to the consolidated financial statements of Toll Brothers, Inc. for the year ended October 31, 2014 and the effectiveness of internal controls over financial reporting of Toll Brothers Inc., included in this Annual Report on Form 10-K for the year ended October 31, 2014.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 23, 2014